Exhibit 10(a)
                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of this 4th day of May, 1999 by and between EMCOR GROUP, INC. (the "Company") and FRANK T. MACINNIS ("Executive").


The Company and the Executive are parties to an employment agreement made as of January 1, 1998 and desire to amend the employment agreement in certain respects.

For the sake of convenience and clarity the employment agreement shall be restated in its entirety to read as follows:

"In order to induce Executive to serve as Chief Executive Officer of the Company and Chairman of the Board of Directors of the Company (the "Board"), the Company desires to provide Executive with compensation and other benefits under the conditions set forth in this Agreement.

Executive is willing to accept such continuation of employment and to perform services for the Company and its subsidiaries, on the terms and conditions hereinafter set forth.

It is therefore hereby agreed by and between the parties as follows:

1.   Employment.

     1.1 Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the Period of Employment (as hereinafter defined) as the Chief Executive Officer of the Company. In his capacity as the Chief Executive Officer of the Company, Executive shall have the customary powers, responsibilities and authorities of chief executive officers of similar corporations of the size, type and nature of the Company as it may exist from time to time, including, but not limited to, authority over all personnel decisions and business policies and practices, subject to the direction of the Board.

     1.2 The Company shall, during the Period of Employment (as hereinafter defined), make its best efforts to ensure the retention of Executive as Chairman of the Board.

     1.3 Subject to the terms and conditions hereof, Executive hereby agrees to be employed as Chief Executive Officer of the Company and shall devote his full working time and efforts, to the best of his ability, experience and talent, to the performance of the services, duties and responsibilities in connection therewith and agrees to serve, if elected as Chairman of the Board of the Company. Except upon the prior written consent of the Board, Executive will not during the Period of Employment (i) accept any other employment or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage), whether or not it may be competitive with, or whether or not it might place him in a competing position to that of, the Company or any subsidiary thereof. Nothing in this Agreement shall preclude the Executive from (i) engaging, consistent with his duties and responsibilities hereunder, in charitable community affairs, (ii) managing his personal investments, (iii) continuing to serve on the boards of directors on which he presently serves (to the extent such service is not precluded by federal or state law or by conflict of interest by reason of his position with the Company), or (iv) serving, subject to approval of the Board, as a member of boards of directors of other companies, provided, that such activities do not interfere with the performance of Executive's duties hereunder. Notwithstanding the foregoing, it is expressly acknowledged that Executive's existing ownership in, and service as a director and/or officer of, ComNet Communications, Inc. have been disclosed to the Company and that the continuing ownership thereof and any reasonable actions associated therewith, including, without limitation, continuing as a director and/or officer thereof shall be permitted under the terms of this Agreement and shall in no event constitute a breach hereof.

2. Period of Employment. Executive's period of employment hereunder commenced on January 1, 1998 (the "Commencement Date") and shall continue through the earlier of December 31, 2000 or the date of termination hereunder (the "Period of Employment"); provided, however, that the Period of Employment shall automatically be extended for successive one-year periods unless the Company or Executive, at least six months prior to the end of such period, provides written notice to the other party of intent not to extend the Period of Employment. Notwithstanding anything in this Agreement to the contrary, in the event of a Change of Control (as defined in Section 6.1(e)) the Period of Employment shall be for a period of three years commencing as of the date of such Change of Control.

3.   Compensation.

     3.1 Salary. The Company shall pay Executive a base salary ("Base Salary") at the rate of $725,000 per annum for the Period of Employment. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company. Executive's rate of Base Salary shall be increased on the first day of each calendar year occurring during the Period of Employment, beginning with January 1, 2000, by the percentage increase for the prior year in the consumer price index for the area in which the principal office of the Company is located, as determined by the U.S. Department of Commerce, or the amount specified by the Board, whichever is greater.

     3.2 Bonus. In addition to his Base Salary, Executive shall be entitled, while he remains employed hereunder, in respect of each calendar year, to an annual bonus (the "Bonus") payable in cash and at such times as bonuses are customarily paid to senior executives of the Company. For each calendar year during the Period of Employment, the Compensation Committee of the Board (the "Committee") shall establish, after consultation with Executive, a formula which shall determine the amount of Executive's Bonus for the calendar year; provided that Executive's target bonus shall be no less than $600,000 for each such year.

     3.3 Supplemental Benefit Credits. Executive shall be fully vested in all employee benefit plans of the Company with respect to which the amount of any benefits payable thereunder is determined in whole or in part by years of service with the Company.

     3.4  Stock  Options.

          (a) During each calendar year in the Period of Employment, the Company shall recommend to the Committee that Executive shall receive as of the first business day of each calendar year an option ("Option") to purchase not less than 25,000 shares of common stock of the Company ("Shares") at fair market value pursuant to the Company's then applicable stock option plan. Each such Option shall be exercisable with respect to the Shares subject thereto on the first anniversary of the date of grant.

          (b) In addition, Executive was granted on November 21, 1997 an option to purchase 200,000 shares at fair market value. This option shall have a ten-year term and shall vest in full on November 21, 2006 provided that with respect to successive groups of 50,000 shares, the option shall, if earlier, vest when the fair market value of a share first equals or exceeds $25, $30, $35, and $40, respectively.

          (c)  In the  event of  Executive's  termination  of  employment  under
               Section 6.1, each Option shall become immediately exercisable in full and shall remain exercisable for the balance of its ten-year term.

4.   Employee  Benefits.

     4.1 Employee Benefit Plans and Programs. The Company shall provide Executive during the Period of Employment with coverage under any employee benefit programs, plans and practices (commensurate with his position in the Company) in accordance with the terms thereof, which the Company currently makes available generally to its senior executive officers, or which the Company, with Board approval, elects to make available generally to its senior executive officers hereafter, including, but not limited to

          (a)  retirement, pension and profit-sharing; and

          (b) medical, dental, hospitalization, life insurance, short and long-term disability, accidental death and dismemberment and travel accident coverage; provided that Executive shall pay such portion of the premiums therefor as is customarily paid by senior executives of the Company.

     4.2 Vacation, Fringe and other Benefits. Executive shall be entitled to the number of vacation days customarily accorded senior executives of the Company. In addition, during the Period of Employment, the Company shall pay Executive $700 per month for leasing (plus maintenance and insurance) of an automobile. The Company shall also reimburse Executive for

          (a) all initiation fees and monthly dues for membership in a club suitable for entertaining clients of the Company and

          (b) all legal expenses incurred by Executive in connection with the negotiation and drafting of this Agreement. The Company shall bear the cost of any increased tax liability of Executive caused by the provisions of this Section 4.2.

5. Directors and Officers Liability. The Company shall keep in effect during the Period of Employment, a policy of directors' and officers' liability insurance for officers and directors of the Company to the extent reasonably available, at such reasonable levels of coverage as are agreed to by Executive and the Board from time to time.

 6.  Termination  of Employment.

     6.1  Termination Not For Cause or Resignation For Good Reason.

          (a) The Company may terminate Executive's employment at any time, and Executive may terminate his employment at any time. If Executive's employment is terminated by the Company other than for Cause (as hereinafter defined), or Executive terminates his employment for Good Reason (as hereinafter defined), Executive shall be entitled to receive a lump sum cash payment (but not in substitution for compensation already earned) in an amount equal to the sum of:

               (i) the greater of (A) Executive's Base Salary at the highest annual rate in effect during the Period of Employment for the period from the date of termination through the Expiration Date or (B) two times Executive's Base Salary at its then current annual rate.

               (ii) the  greater of (A)  Executive's  target  bonus  pursuant to
                    Section 3.2 times the number of full or partial calendar years remaining from the date of termination through the Expiration Date or (B) two times Executive's target Bonus.

               (iii)an amount equal to Executive's  Bonus, for any calendar year ending before such termination occurs, which would have been payable had Executive remained in employment until the date such Bonus would otherwise have been paid;

               (iv) an amount equal to Executive's target Bonus for the calendar year in which the termination of employment occurs, multiplied by a fraction, the numerator of which is the number of days in such calendar year that Executive was an employee of the Company, and the denominator of which is 365; and

               (v) in the event of a termination of Executive's employment by the Company other than for Cause or by the Executive for Good Reason following a Change of Control, the factor of two in Clause (B) of subsection 6.1(a)(i) and (ii) shall be increased to three.

          (b) In addition to the amounts described in subsection 6.1(a), Executive shall be entitled to receive:

               (i) until the earlier of the Expiration Date (as that term is hereafter defined) or 18 months from the date of termination, Executive (and, to the extent applicable, Executive's dependents) shall continue to be covered, at the Company's expense, under the Company's medical, dental and hospitalization coverage plans, and until the earlier of the Expiration Date or 6 months from the date of termination, Executive shall continue to be covered, at the Company's expense, under the Company's group life, short and long-term disability, accidental death and dismemberment and travel accident coverage plans described in Section 4.1 hereof or the Company will provide for equivalent coverage (the term "Expiration Date" shall mean the later of (i) December 31, 2000, (ii) the third anniversary of a Change of Control of the Company or (iii) the date that a succeeding one-year Period of Employment (as provided for under Section 2 hereof) terminates); and

               (ii) all payments to which  Executive has vested rights as of the
                    Expiration Date under employee benefit, disability, insurance and similar plans which provide for payments beyond the Period of Employment.

     (c) For purposes of this Agreement, "Good Reason" shall mean any of the following (without Executive's express prior written consent):

               (i) The assignment to Executive by the Company of duties inconsistent with Executive's positions, duties, responsibilities, titles or office as set forth in Section 1 hereof, or any reduction by the Company of his duties or responsibilities or any removal of Executive from the position of Chairman and Chief Executive Officer or any failure to elect or re-elect Executive as Chairman of the Board, except in connection with the termination of Executive's employment (A) upon the termination of the Period of Employment on the Expiration Date, (B) for Cause,
                    (C) as a result of Executive's Permanent Disability (as hereinafter defined) or death or (D) by Executive other than for Good Reason;

               (ii) A reduction by the Company in Executive's  Base Salary as in effect on the date hereof or as the same may be increased from time to time during the Period of Employment;

               (iii)The   failure  by  the   Company  to  obtain  the   specific
                    assumption of this Agreement by any successor or assign of the Company or any person acquiring substantially all of the Company's assets;

               (iv) Failure by the  Company to perform in any  material  respect its obligations under this Agreement, where such failure shall not have been remedied within 30 days after Executive shall have notified the Company in writing thereof;

               (v) Any material reduction in Executive's compensation or benefits following a Change of Control or Executive's principal business location is changed to a location more than 30 miles from Executive's principal business location (other than a relocation to the Borough of Manhattan, New York, New York) immediately prior to a Change of Control;

               (vi) The  Company  shall  cease to keep in effect  the  policy of directors' and officers' liability insurance for Executive described in Section 5; or

          (d)

               (i) Anything in this Agreement to the contrary notwithstanding, if it is determined (as hereafter provided) that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment") , would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision thereto) by reason of being "contingent on a change in ownership or control" of the Company, within the meaning of
                    Section 28OG of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax") , then the Executive shall be entitled to receive an additional payment or payments (a "Gross-Up Payment") in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

               (ii) Subject to the  provisions of Section  6(d)(i)  hereof,  all determinations required to be made under this Section 6(d), including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the nationally recognized firm of certified public accountants (the "Accounting Firm") used by the Company prior to the Change of Control (or, if such Accounting Firm declines to serve, the Accounting Firm shall be a nationally recognized firm of certified public accountants selected by the Executive). The Accounting Firm shall be directed by the Company or the Executive to submit its determination and detailed supporting calculations to both the Company and the Executive within 15 calendar days after the date the Executive's employment is terminated by the Executive for Good Reason or by the Company other than for Cause (the "Termination Date"), if applicable, and any other such time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company shall pay the required Gross-Up Payment to the Executive within five business days after receipt of such determination and calculations. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal, state, local income or other tax return. Any determination by the
                    Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 6(d)(vi) hereof and the Executive thereafter is required to make a payment of any Excise Tax, the Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, the Executive within five business days after receipt of such determination and calculations. If payments required pursuant to this Section 6 (d)(ii) to be made by the Company to the Executive are not made within such five-day period, the Company shall pay the Executive interest thereon at the rate of 10% per annum.

               (iii)The  Company  and  the  Executive  shall  each  provide  the
                    Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 6(d)(ii) hereof
 .
               (iv) The  federal,  state and local  income or other tax  returns filed by the Executive and the Company (or any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive shall make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive shall within five business days pay to the Company the amount of such reduction.

               (v)  The  fees  and  expenses  of the  Accounting  Firm  for  its services in connection with the determinations and calculations contemplated by Sections 6(d)(ii) and (d)(iv) hereof shall be borne by the Company. If such fees and expenses are initially advanced by the Executive, the Company shall reimburse the Executive the full amount of such fees and expenses within five business days after receipt from the Executive of a statement therefor and reasonable evidence of his payment thereof. If such reimbursement is not made by the Company to the Executive within such five-day period, the Company shall pay the Executive interest thereon at the rate of 10% per annum.

               (vi) The  Executive  shall  notify the  Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up
                    Payment. Such notification shall be given as promptly as practicable but no later than 10 business days after the Executive actually receives notice of such claim and the Executive shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive shall not pay such claim prior to the earlier of (a) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (b) the date that any payment of amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                    (A)  provide  the  Company  with  any  written   records  or
                         documents in his possession relating to such claim reasonably requested by the Company;

                    (B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

                    (C) cooperate with the Company in good faith in order effectively to contest such claim; and

                    (D) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 6 (d)(vi), the Company shall control all proceedings taken in connection with the contest of any claim contemplated by this Section 6 (d)(vi) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided however, that the Executive may participate therein at his cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, or a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest and penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

               (vii)If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6 (d)(vi) hereof, the Executive receives any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 6 (d)(vi) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6 (d)(vi) hereof, a determination is made that the Executive is not entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be made pursuant to this Section 6 (d).

          (e) For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred when:

               (i) any person or persons acting in concert (excluding Company benefit plans) becomes the beneficial owner of securities of the Company having at least 25% of the voting power of the
                    Company's   then   outstanding   securities;   or

               (ii) the  shareholders of the Company shall approve any merger or other business combination of the Company, sale or lease of the Company's assets or combination of the foregoing transactions (the "Transactions") other than a Transaction immediately following which the shareholders of the Company and any trustee or fiduciary of any Company employee benefit plan immediately prior to the Transaction own at least 65% of the voting power, directly or indirectly, of


                    (A) the surviving corporation in any such merger or other business combination;

                    (B)  the purchaser or lessee of the Company's assets; or

                    (C) both the surviving corporation and the purchaser or lessee in the event of any combination of Transactions; or

               (iii)within any 24-month  period,  the persons who were directors immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of a successor to the Company. For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who has expressed an intent to effect a Change of Control or engage in a proxy or other control contest).

          (f) Except as otherwise specifically provided herein, all cash payments under this Section 6.1 shall be made by the Company within 30 calendar days following the event giving rise to such payments. If any such payment shall not be made within such 30-day period (or any other specifically provided time period), the Company shall pay interest on the unpaid amount at the rate of 10% per annum.

     6.2 Permanent Disability. If as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties with the Company on a full-time basis for six consecutive months (a "Permanent Disability") during his Period of Employment, the Company or Executive may terminate his employment on written notice thereof, the Period of Employment shall terminate on the giving of such notice, and the compensation to which Executive is entitled pursuant to Section 3.1 shall be paid through the last day of the month in which the notice is given. In addition, Executive shall be entitled to receive:

          (a) all unpaid amounts, as of the date of such termination, in respect of any Bonus for any calendar year ending before the calendar year in which such termination occurs, which would have been payable had Executive remained in employment until the date such Bonus would otherwise have been paid, plus Executive's target Bonus for the calendar year in which his employment terminates, multiplied by a fraction, the numerator of which is the number of days in such calendar year the Executive was an employee of the Company, and the denominator of which is 365;

          (b) until the earlier of the Expiration Date or 24 months from the date of termination for Permanent Disability, Executive (and, to the extent applicable, Executive's dependents) shall continue to be covered, at the Company's expense, under the Company's medical, dental, hospitalization, group life, short and long-term disability, accidental death and dismemberment and travel accident coverage plans described in Section 4.1 or the Company will provide for equivalent coverage; provided that if Executive is provided with comparable coverage by a successor employer any such coverage by the Company shall cease; and

          (c)  all amounts payable under the Company's disability plans.

     6.3 Death. In the event of Executive's death while employed hereunder, the Period of Employment shall thereupon automatically terminate and the Executive's estate or designated beneficiaries shall receive (i) payments of Base Salary for a period of three months after the date of death; (ii) all unpaid amounts, as of the date of such termination, in respect of any Bonus for any calendar year ending before the calendar year in which such termination occurs, which would have been payable had Executive remained in employment until the date such Bonus would otherwise have been paid, plus Executive's target Bonus for the calendar year in which his employment terminates, multiplied by a fraction, the numerator of which is the number of days in such calendar year the Executive was an employee of the Company, and the denominator of which is 365; and (iii) any death benefits provided under the employee benefit programs, in accordance with their terms.

     6.4 Voluntary Resignation; Discharge for Cause. If Executive resigns voluntarily, other than for Good Reason or Permanent Disability, or the Company terminates the employment of Executive at any time for Cause, the Company's obligations under this Agreement to make any further payments to Executive shall thereupon, to the extent permitted by law, cease and terminate except with respect to all unpaid amounts, as of the date of such termination, in respect of any Bonus for any calendar year ending before such termination occurs, which would have been payable had Executive remained in employment until the date such Bonus would otherwise have been paid. In addition, Executive shall remain entitled to all vested amounts and benefits under the Company's employee benefit programs, plans and practices, including, without limitation, the supplemental benefit credits provided for under
          Section 3.3. hereof. The term "Cause" shall be limited to (a) action by Executive involving willful malfeasance in connection with his employment which results in material harm to the Company, (b) material and continuing breach by Executive of the terms of this Agreement which breach is not cured within 60 days after Executive receives written notice from the Company of any such breach or (c) Executive being convicted of a felony. Termination of Executive for Cause pursuant to this Section 6.4 shall be communicated by a Notice of Termination given within six months after the Board both (i) had knowledge of conduct or an event allegedly constituting Cause and (ii) had reason to believe that such conduct or event could be grounds for Cause. For purposes of this Agreement a "Notice of Termination" shall mean delivery to Executive of a copy of a resolution duly adopted by the Board at a meeting of the Board called and held for that purpose (after not less than 10 days notice to Executive ("Preliminary Notice") and reasonable opportunity for Executive, together with the Executive's counsel, to be heard before the Board prior to such vote), finding that in the good faith opinion of the Board, Executive was guilty of conduct set forth in the third sentence of this Section 6.4 and specifying the particulars thereof in detail. The Board shall no later than 30 days after the receipt of the Preliminary Notice by Executive communicate its findings to Executive. A failure by the Board to make its finding of Cause or to communicate its conclusions within such 30-day period shall be deemed to be a finding that Executive was not guilty of the conduct described in the third sentence of this Section 6.4.

     6.5 Termination On or After Expiration Date. In the event the Period of Employment shall not be extended and Executive's employment shall be terminated by the Company on or after the Expiration Date or Executive shall terminate his employment on or after the Expiration Date, the Executive shall be paid

          (a) his Base Salary through the last day of the month in which the termination of employment occurs,

          (b) all unpaid amounts in respect of any Bonus for any calendar year ending before such termination date occurs, which Bonus would have been payable had Executive remained in employment until the date such Bonus would otherwise have been paid, and

          (c) Executive's target Bonus for the calendar year in which his employment terminates, multiplied by a fraction, the numerator of which is the number of days in such calendar year the Executive was an employee of the Company, and the denominator of which is
               365. In addition, Executive shall remain entitled to all vested amounts, benefits, and rights under the Company's employee benefit programs, plans and practices, all rights to which he is entitled under Company severance plans, practices and/or policies and all other benefits to which he is entitled by law or contract.

     6.6  Termination Obligations.

          (a) Executive hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, and other documents, and equipment furnished to or prepared by Executive in the course of or incident to his employment, belong to the Company and shall be promptly returned to the Company upon termination of the Period of Employment.

          (b) Upon termination of the Period of Employment, the Executive shall be deemed to have resigned from all offices and directorships then held with the Company or any subsidiary or affiliate thereof.

7. Confidential Information. During and after the Period of Employment, Executive shall not disclose to any person (other than an employee or agent of the Company or any affiliate of the Company entitled to receive the same) any confidential information relating to the business of the Company and obtained by him while providing services to the Company, without the consent of the Board, or until such information ceases to be confidential.

8. Non-Competition. In the event Executive's employment is terminated by the Company for Cause or Executive terminates his employment with the Company without Good Reason, Executive shall not, for a period ending on the earlier of (i) 18 months from the date of such termination or (ii) the Expiration Date, accept any other employment or engage, directly or indirectly, in any other business activity which is competitive with that of the Company or any subsidiary thereof; provided, however, that Executive's ownership interest in, and service as a director and/or officer of, ComNet Communications, Inc. shall not be deemed to be competitive with the Company or any subsidiary thereof.

9. Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, including expenses for travel and similar items related to such duties and responsibilities. The Company will reimburse Executive for all such expenses upon presentation by Executive from time to time of an itemized account of such expenditures.

10. No Obligation to Mitigate Damages. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking (and no payment otherwise required hereunder shall be reduced on account of) other employment or otherwise, nor will any payments hereunder be subject to offset in respect of any claims which the Company may have against Executive.

11. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

         to Executive:

                  Frank T. MacInnis
                  7 Sturges Hollow
                  Westport, CT 06880

         to Company:

                  Sheldon I. Cammaker, Esq.
                  Executive Vice President and General Counsel
                  EMCOR Group, Inc.
                  101 Merritt Seven, 7th Floor
                  Norwalk, CT 06851


         with a copy to:

                  Kenneth C. Edgar, Jr., Esq.
                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, NY 10017

     Any such notice or communication shall be delivered by hand or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the actual date of delivery or mailing shall determine the time at which notice was given.

12. Agreement to Perform Necessary Acts. Each party agrees to perform any further acts and to execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

13. Separability; Legal Actions; Legal Fees. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement that cannot be resolved by Executive and the Company, including any dispute as to the calculation of Executive's benefits or any payments hereunder, shall be submitted to arbitration in New York, New York in accordance with the laws of the State of New York and the procedures of the American Arbitration Association, except that if Executive institutes an action relating to this Agreement, Executive may, at Executive's option, bring that action in any court of competent jurisdiction. Judgment may be entered on an arbitrator(s)' award in any court having jurisdiction.

     In addition to all other amounts payable to the Executive under this Agreement, the Company shall pay or reimburse the Executive for legal fees (including without limitation, any and all court costs and attorneys' fees and expenses) incurred by the Executive in connection with or as a result of any claim, action or proceeding brought by the Company or the Executive with respect to or arising out of this Agreement or any provision hereof, unless, in the case of an action brought by the Executive, it is determined by an arbitrator or by a court of competent jurisdiction that such action was frivolous and was not brought in good faith. Such legal fees shall be paid or reimbursed by the Company to the Executive from time to time within five business days following receipt by the Company of copies of bills for such fees and if the Company fails to make such payment within such five day period, the Company shall pay the Executive interest thereon at the rate of 10% per annum. All other expenses relating to any arbitration or court proceedings shall be paid by the Company.

14. Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company (any such purported assignment by either shall be null and void), except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or business of the Company.

15. Amendment; Waiver. The Agreement may be amended at any time, but only by mutual written agreement of the parties hereto. Any party may waive compliance by the other party with any provision hereof, but only by an instrument in writing executed by the party granting such waiver.

16. Entire Agreement. Except as otherwise provided in a Continuity Agreement dated as of June 22, 1998 between the Company and the Executive, as amended by agreement dated May 4, 1999, and as may be amended from time to time hereafter, the terms of this Agreement (i) are intended by the parties to be the final expression of their agreement with respect to the employment of Executive by the Company, (ii) may not be contradicted by evidence of any prior or contemporaneous agreement and (iii) shall constitute the complete and exclusive statement of its terms, and no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding involving this Agreement.

17. Death or Incompetence. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his estate or other legal representative.

18. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section are in addition to the survivorship provisions of any other section of this Agreement.

19. Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of New York without reference to rules relating to conflicts of law.

20. Withholdings. The Company shall be entitled to withhold from payment any amount of withholding required by law.

21. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original."

IN WITNESS WHEREOF, the parties hereto have executed this amended and restated employment agreement as of the date first above written. EMCOR GROUP, INC.

                                                     By:


                                                     EXECUTIVE

                                                     ___________________________
                                                     Frank T. MacInnis